Mission Produce Announces Fiscal 2021 First Quarter Financial Results
OXNARD, Calif. -- March 10, 2021 -- (GLOBE NEWSWIRE) Mission Produce, Inc. (Nasdaq: AVO) (“Mission” or the “Company”), the world leader in sourcing, producing, and distributing fresh avocados, today reported its financial results for the fiscal first quarter ended January 31, 2021.
Fiscal First Quarter 2021 Highlights:
•Total revenue of $173.2 million, a 12% decrease compared to the same period last year
•Avocado volume sold increased 7%, average selling price decreased 18% compared to the same period last year
•Gross profit increased 17% to $22.7 million, and gross profit margin increased 328 basis points, to 13% of revenue
•Net income of $2.2 million, or $0.03 per diluted share compared to $1.4 million, or $0.02, for the same period last year
•Adjusted net income was $7.9 million, or $0.11 per diluted share, compared to $2.5 million, or $0.04 per diluted share, for the same period last year
•Adjusted EBITDA of $12.5 million, compared to $8.4 million for the same period last year
CEO Message
Steve Barnard, Chief Executive Officer of Mission Produce, commented, “We delivered a strong fiscal first quarter with an adjusted EBITDA performance that met the high-end of our expectations, despite a 12% decrease in revenue that was driven by continued pricing pressure versus prior year. Our operations are performing very efficiently despite global disruptions in the supply-chain network. Mission has established key partners and strategies that create a unique agility allowing us to get our products to our global customer base, regardless of circumstance. We will stay focused on the elements we can control and will continue driving consistent per box gross margins based on our value-added services and industry leading distribution network.”
Mr. Barnard continued, “For the second quarter-to-date period, pricing continues to be down versus the prior year, but we are beginning to see some increase, which if sustainable would create a positive environment for our International Farming segment in the back half of this fiscal year. Consumption patterns at retail have remained resilient, increasing 16% in January, despite the disruption to large gatherings and uncertainty surrounding major events such as the Big Game. We believe this is evidence that the avocado is officially a staple in consumer diets today and should continue to support long-term consumption growth.”
Fiscal First Quarter 2021 Consolidated Financial Review
Total revenue for the first quarter of fiscal 2021 was $173.2 million compared to $197.5 million for the same period last year, representing a 12% decrease, which was consistent with the Company’s expectations. The decrease in revenue was driven by an 18% decrease in average per-unit sales prices partially offset by a 7% increase in volume. Average price decreases were driven by strong industry supply from Mexico in the three months ended January 31, 2021.
Gross profit increased 17% compared to the same period last year to $22.7 million, and gross profit margin increased 328 basis points to 13.1% of revenue. The increase in gross profit is due to a combination of higher volume and higher margin per-unit sold. Improvements in the per-unit margin are driven by lower packaging costs as well as favorable leveraging of fixed-cost overhead. In addition, gross profit percentage is being positively impacted by lower per-unit sales prices, as our per-unit margins represent a higher proportion of the sales value.
Selling, general and administrative expense (“SG&A”) for the first quarter decreased $0.2 million to $14.6 million, due to lower professional fees, largely offset by higher employee-related costs and liability insurance premiums now required as a public company.
Net income for the first quarter of fiscal 2021 was $2.2 million, or $0.03 per diluted share. This compares with $1.4 million, or $0.02 per diluted share, for the same period last year. Net income in the first quarter of fiscal 2021 was positively impacted by equity earnings in unconsolidated subsidiaries of $2.3 million, compared to nominal equity earnings in the same period last year. However, these gains were more than offset by a $5.1 million charge to deferred tax expense for the revaluation of the Company’s deferred tax assets and liabilities as a result of changes in future corporate income tax rates in Peru.
Adjusted net income for the first quarter of fiscal 2021 was $7.9 million, or $0.11 per diluted share, compared to $2.5 million, or $0.04 per diluted share, for the same period last year.

Adjusted EBITDA was $12.5 million for the first quarter of fiscal 2021, compared to $8.4 million for the same period last year. The increase in adjusted EBITDA was driven by volume growth and year-over-year improvement in gross profit per pound.
Fiscal First Quarter Business Segment Performance
Marketing & Distribution
Net sales in our Marketing & Distribution segment decreased 13% to $169.6 million for the quarter, due to the same drivers impacting consolidated revenue.
Segment adjusted EBITDA increased 34% to $13.7 million due to a combination of higher volumes and higher per unit gross margins, which correlate with lower per-box packaging costs and favorable leveraging of fixed-cost overhead.
International Farming
Total International Farming segment sales increased 27% to $3.8 million and net sales, after intercompany eliminations, increased 20% to $3.6 million for the quarter. The sales increases were primarily driven by higher blueberry packing and cold storage service revenue compared to prior year.
Segment adjusted EBITDA improved by $0.6 million to a loss of $1.2 million primarily due to the higher service volumes noted above, which enabled us to better leverage fixed-cost overhead in Peru during the avocado harvest off-season.
Balance Sheet and Cash Flow
Cash and cash equivalents were $91.1 million as of January 31, 2021 compared to $124.0 million as of October 31, 2020.
Our operating cash flows are seasonal in nature and can be temporarily influenced by working capital shifts resulting from payment timing for Mexican-sourced volume, which have shorter terms than other source markets. Additionally, we are building our growing crops inventory for sale in the second half of the fiscal year that can influence year-over-year changes. These variables can cause quarterly shifts in operating cash flows, but it is not indicative of positive operating cash flow performance that we expect to realize for the full year.
Net cash used in operating activities was $9.7 million for the first quarter of fiscal 2021, compared to $12.5 million for the same period last year. The $2.8 million improvement reflected our higher net income and a favorable net change in working capital.
Capital expenditures were $22.4 million for the first quarter of fiscal 2021, compared to $8.9 million for the same period last year, and were concentrated in the construction of our new distribution center in Laredo, Texas, and for land improvements and orchard development in Peru and Guatemala. Our Laredo facility is expected to expand our distribution capacity in North America, while our farming investments will provide avocado supply in future years.
Outlook
For the second quarter of fiscal year 2021, the Company is providing the following update to inform modeling assumptions, but is not providing formal guidance due to the fluidity of the market at this point in the year.
•Consolidated volume for the second quarter-to-date period through February 2021 is trending up approximately 14% versus prior year.
•Sales prices for the second quarter-to-date period through February 2021 are trending down approximately 20% versus prior year.
Conference Call and Webcast
As previously announced, the Company will host a conference call to discuss its fiscal first quarter 2021 financial results today at 5:00 p.m. ET.
The conference call can be accessed live over the phone by dialing (877) 407-9039 or for international callers by dialing (201) 689-8470. A replay of the call will be available through March 24, 2021 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13716274.
The live audio webcast of the conference call will be accessible in the Events & Presentations section of the Company's Investor Relations website at www.investors.missionproduce.com. An archived replay of the webcast will also be available shortly after the live event has concluded.

Non-GAAP Financial Measures
This press release contains the non-GAAP financial measures “adjusted net income” and “adjusted EBITDA.” Management believes these measures provide useful information for analyzing the underlying business results. These measures are not in accordance with, nor are they a substitute for or superior to, the comparable financial measures by generally accepted accounting principles.
Adjusted net income refers to net income, before stock-based compensation expense, unrealized gain (loss) on derivative financial instruments, foreign currency gain (loss), further adjusted by any non-recurring or one-time items that are distortive to results (discrete tax adjustment related to changes in Peruvian tax rates), and tax effects of these items, if any.
Adjusted EBITDA refers to net income, before interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, other income (expense), and income (loss) from equity method investees, further adjusted by any non-recurring or one-time items that are distortive to results.
Reconciliations of these non-GAAP financial measures to the most comparable GAAP measure are provided in the table at the end of this press release.
About Mission Produce, Inc.
Mission Produce is a world leader in sourcing, producing and distributing fresh avocados, servicing retail, wholesale and foodservice customers in over 25 countries. The Company’s operations consist of four packing facilities in the United States, Mexico and Peru, 11 distribution and ripening centers across the U.S., Canada, China and the Netherlands, as well as three sales offices in the U.S., China and the Netherlands.
Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that, within the meaning of the federal securities laws including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are also intended to identify forward-looking statements. The forward-looking statements in this press release address a variety of subjects, including statements about our short-term and long-term assumptions, goals and targets, including our outlook for our fiscal year 2021 operating results. Readers are cautioned that actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including global economic conditions, competitive pressures and pricing declines, the impact of and uncertainties related to COVID-19, and other risks or uncertainties that are described under the caption “Risk Factors” in our Annual Report on Form 10-K and our other SEC filings. You can obtain copies of our SEC filings on the SEC’s website at www.sec.gov. Additionally, these forward-looking statements, particularly our guidance, involve risk, uncertainties and assumptions, including those related to the impact of COVID-19 on our business and global economic conditions. Many of these assumptions relate to matters that are beyond our control and changing rapidly, including, but not limited to, the timeframes for and severity of the impact of COVID-19 on our labor availability or our supply and distribution chain. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurances that our expectations will be attained. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact
Investor Relations
ICR
Jeff Sonnek
646-277-1263
jeff.sonnek@icrinc.com
Media
Denise Junqueiro
Senior Director of Marketing and Communications
Mission Produce, Inc.
press@missionproduce.com

MISSION PRODUCE, INC.
Condensed Consolidated Balance Sheets (Unaudited)

(In millions, except for shares)	January 31, 2021	October 31, 2020
Assets
Current Assets:
Cash and cash equivalents	$91.1	$124.0
Restricted cash	1.6	1.4
Accounts receivable
Trade, net of allowances	70.2	57.5
Grower and fruit advances	1.3	1.5
Miscellaneous receivables	11.5	13.4
Inventory	48.0	38.6
Prepaid expenses and other current assets	7.5	8.8
Income taxes receivable	1.7	2.9
Total current assets	232.9	248.1
Property, plant and equipment, net	402.9	379.1
Equity method investees	49.6	46.7
Loans to equity method investees	4.5	4.5
Deferred income taxes	7.1	4.4
Goodwill	76.4	76.4
Other assets	18.6	18.1
Total assets	$792.0	$777.3

Liabilities and Shareholders' Equity
Liabilities:
Accounts payable	$24.0	$20.5
Accrued expenses	32.1	28.3
Income taxes payable	1.4	1.7
Grower payables	18.6	18.8
Long-term debt—current portion	7.6	7.4
Capital leases—current portion	1.2	1.2
Total current liabilities	84.9	77.9
Long-term debt, net of current portion	164.4	166.7
Capital leases, net of current portion	3.0	3.3
Income taxes payable	3.8	3.8
Deferred income taxes	35.3	27.8
Other long-term liabilities	23.5	24.3
Total liabilities	314.9	303.8
Shareholders' equity	477.1	473.5
Total liabilities and shareholders' equity	$792.0	$777.3

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended January 31,
(In millions, except for per share amounts)	2021	2020
Net sales	$173.2	$197.5
Cost of sales	150.5	178.1
Gross profit	22.7	19.4
Selling, general and administrative expenses	14.6	14.8
Operating income	8.1	4.6
Interest expense	(0.9)	(2.1)
Equity method income	2.3	—
Other expense	—	(0.4)
Income before income taxes	9.5	2.1
Provision for income taxes	7.3	0.7
Net income	$2.2	$1.4

Net income per share:
Basic	$0.03	$0.02
Diluted	$0.03	$0.02

Weighted average shares of common stock outstanding, used in computing basic earnings per share	70,550,922	63,401,211
Effect of dilutive stock options	22,328	24,038
Effect of dilutive RSUs	32,321	—
Weighted average shares of common stock outstanding, used in computing diluted earnings per share	70,605,571	63,425,249

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Three Months Ended January 31,
(In millions)	2021	2020
Operating Activities
Net income	$2.2	$1.4
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	3.6	3.4
Equity method income	(2.3)	—
Stock-based compensation	0.8	0.4
Dividends received from equity method investees	—	1.7
Other	4.8	0.8
Effect on cash of changes in operating assets and liabilities:
Trade accounts receivable	(12.6)	(9.3)
Grower fruit advances	0.2	1.0
Miscellaneous receivables	3.5	(0.1)
Inventory	(10.2)	(3.2)
Prepaid expenses and other current assets	(0.9)	0.2
Accounts payable and accrued expenses	4.8	(1.1)
Grower payables	(0.2)	(5.9)
Income taxes, net	0.8	(1.7)
Other	(4.2)	(0.1)
Net cash used in operating activities	$(9.7)	$(12.5)
Investing Activities
Purchases of property and equipment	(22.4)	(8.9)
Proceeds from sale of property, plant and equipment	2.2	—
Investment in equity method investees	(0.2)	(1.9)
Other	(0.2)	(0.1)
Net cash used in investing activities	$(20.6)	$(10.9)
Financing Activities
Principal payments on long-term debt obligations	(2.2)	(1.6)
Principal payments on capital lease obligations	(0.3)	(0.2)
Dividends paid	—	(7.5)
Net cash used in financing activities	$(2.5)	$(9.3)
Effect of exchange rate changes on cash	0.1	0.1
Net decrease in cash, cash equivalents and restricted cash	(32.7)	(32.6)
Cash, cash equivalents and restricted cash, beginning of period	127.0	65.6
Cash, cash equivalents and restricted cash, end of period	$94.3	$33.0

Summary of cash, cash equivalents and restricted cash reported within the condensed consolidated balance sheets:
Cash and cash equivalents	$91.1	$30.7
Restricted cash	1.6	2.3
Restricted cash included in other assets	1.6	—
Total cash, cash equivalents, and restricted cash shown in the condensed consolidated statements of cash flows	$94.3	$33.0

MISSION PRODUCE, INC.
Reconciliation of Non-GAAP Financial Measures to GAAP (Unaudited)
The following tables reconciles the non-GAAP measures “adjusted net income” and “adjusted EBITDA” to their comparable GAAP measures. Refer also to “Non-GAAP Financial Measures” earlier in this press release.
Adjusted net income

	Three Months Ended January 31,
(In millions, except for per share amounts)	2021	2020
Net income	$2.2	$1.4
Stock-based compensation	0.8	0.4
Unrealized (gains) losses on derivative financial instruments	(0.5)	0.3
Foreign currency loss	0.6	0.8
Tax effects of adjustments to net income(1)	(0.3)	(0.4)
Discrete tax adjustment for change in Peruvian tax rates(2)	5.1	—
Adjusted net income	$7.9	$2.5
Adjusted net income per diluted share	$0.11	$0.04
(1)Tax effects are calculated using applicable rates that each adjustment relates to.
(2)On December 30, 2020, Peru enacted tax law repealing current tax law which provided benefits to agribusiness entities. The new law will subject us to higher Peruvian corporate income tax rates than our current rate of 15% as follows: 20% for calendar years 2023 to 2024, 25% for calendar years 2025 to 2027, and 29.5% thereafter. As a result of the new tax law, we recorded a $5.1 million charge in the three months ended January 31, 2021 to the provision for income taxes.
Adjusted EBITDA

	Three Months Ended January 31,
(In millions)	2021	2020
Marketing & Distribution adjusted EBITDA	$13.7	$10.2
International Farming adjusted EBITDA	(1.2)	(1.8)
Total reportable segment adjusted EBITDA	12.5	8.4
Net income	2.2	1.4
Interest expense	0.9	2.1
Provision for income taxes	7.3	0.7
Depreciation and amortization	3.6	3.4
Equity method income	(2.3)	—
Other expense	—	0.4
Stock-based compensation	0.8	0.4
Total adjusted EBITDA	$12.5	$8.4

MISSION PRODUCE, INC.

Segment Sales (Unaudited)

	Three Months Ended January 31,
	2021			2020
(In millions)	Marketing & Distribution	International Farming	Total	Marketing & Distribution	International Farming	Total
Third party sales	$169.6	$3.6	$173.2	$194.5	$3.0	$197.5
Affiliated sales	—	0.2	0.2	—	—	—
Total segment sales	169.6	3.8	173.4	194.5	3.0	197.5
Intercompany eliminations	—	(0.2)	(0.2)	—	—	—
Total net sales	$169.6	$3.6	$173.2	$194.5	$3.0	$197.5

Other Information (Unaudited)

	Three Months Ended January 31,
	2021	2020
Other Information
Pounds of avocados sold (millions)	162.9	152.2
Average sales price per pound(1)	$1.04	$1.28
Gross profit per pound(2)	$0.14	$0.13
(1)Calculated by dividing net avocado sales from our Marketing & Distribution segment by the total pounds of avocados sold in the stated period.
(2)Calculated by dividing gross profit by the total sales volume in the stated period.